EXHIBIT 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-162713) and related prospectus of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our report dated April 20, 2010, with respect to the combined financial statements of the Contributed Entities, included in this Current Report (Form 8-K/A) of Williams Partners L.P. dated April 20, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
April 20, 2010